Exhibit 10.24

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of April 10, 2015 (this "Agreement") by and between GrowGeneration Pueblo Corp., a Colorado Corporation (the "Company") and ("Consultants") Lindsay Schmitt and Cody Schmitt individuals residing at ----------- Colorado

RECITALS

WHEREAS, the Company wishes to engage the Consultants to provide services to the Company, and the Consultants wish to be so engaged and to provide such services, on the terms and provisions, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Engagement and Services.

1.1         The Company agrees to and does hereby engage the Consultants, and the Consultants agree to and does hereby accept engagement by the Company to (i) to maximize awareness of the Company's brand, stores and products; (ii) identify strategic partners, growers and other potential customers for the Company; and (iii) negotiate and close on sales of the Company's products to growers and other potential customers (which growers and potential customers identified by the Consultant shall be defined as "New Clients" herein). For purposes of this Agreement, New Clients shall not include any customers or clients with whom the Consultants or Happy Grow Lucky. have done business prior to the closing of this Agreement (ie the customers identified on Exhibit A). The Consultants services described in this section may be provided remotely by telephone, email or other similar means.

1.2         The Consultants shall deliver a list of all Happy Grow Lucky customers to the Company upon the closing of the Inventory Purchase and execution of this Agreement, a copy of which shall be attached hereto as Exhibit A. The Consultants hereby authorizes the Company to contact and/or transact business with any of such customers.

1.3         The names and date of initial contact with all New Clients shall be delivered in writing to the COO of the Company. If approved by the Company's COO, the Consultants shall be eligible to earn sales compensation for sales of goods and/or services by the Company to the approved New Clients as provided in Section 3.2 of this Agreement. New Clients not approved or denied by the Company within five (5) business days of submission shall be deemed approved. Approval shall not be unreasonably withheld. The Consultants services described in the Section may be provided remotely by telephone, email or other similar means.

1.4         The Company shall provide the Consultants with marketing support, including online and print materials, to assist the Consultants in its duties hereunder.

1.5         The Consultants shall render to the Company the services described above, with respect to which the Consultants shall apply its best efforts and attention to perform its duties hereunder and advance the interests of the Company. The Consultants shall report to the Chief Operating Officer and such other persons as the Chief Operating Officer may direct .The Consultants will be deemed to have fulfilled their obligations under this Section 1.5 if they collectively spend at least 20 hours per month performing the services described in Section 1.1

1.6         The Consultants represent and warrant that all information relating to the Company and its products, including brands, description and prices that Consultants delivers to potential customers shall be complete and accurate in all material respects.

1.7         The Company reserves the right to approve in advance any use or reference to the Company's name, likeness, image or brand in any way.

1.8         The Consultants are not authorized or entitled, nor does it have the right to bind or commit the Company (legally or otherwise) to any agreement. Any and all agreements or arrangements with third parties binding or committing the Company shall be set forth in a written document executed by an authorized representative of the Company and the Company shall be solely responsible for all obligations under such agreements.

2.        Term; Engagement Period. The Term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year. The period during which Consultants shall serve in such capacity shall be deemed the "Term" or the "Engagement Period" and shall hereinafter be referred to as such.

3.        Compensation.

3.1         During the twelve (12) months of the Engagement Period, the Company shall pay the Consultants compensation of $420 per month each.

3.2         For the referral of New Clients and new business by the Consultants during the Engagement Period and in consideration of the Consultant's having entered into this agreement, the Company agrees to pay consultants compensation equal to 25% of the gross profit on all goods and services sold by the Company to the New Clients. Gross profit shall mean the total dollar amount of all sales generated from sales to New Clients at their invoiced price, less amounts for cost of goods sold, credit card processing fees, sales discounts, customer deductions and returns. Gross profit will be calculated each month and paid to the Consultants by the 10th day of the month following the month in which such sales were made. Consultants, or their representative, shall be given reasonable access to applicable Company cost and sales records for audit purposes upon five (5) business days prior written notice, and during normal business hours.

3.3         All business expenses are subject to a prior written approval by the Company’s COO.

4.        Relationship. Consultants shall be independent contractors and not employees of the Company. The Contractors shall pay all expenses related to Contractors services hereunder, including insurance, license and permit fees related to Contactor's business. Notwithstanding the foregoing, the Company may (but shall not be obligated) to pay or reimburse the Contractors for some expenses, provided however that any expenses must first be agreed in writing (including by email) by the Company to be eligible for reimbursement. The Contractors shall be responsible to pay all city, state, county and federal taxes for compensation earned hereunder. This Agreement shall not be construed to create between the Company and Consultants the relationship of principal or agent, employer and employee, joint ventures or co-partners.

5.        Non-Circumvent; Non-Compete; Confidentiality. During the Term of this Agreement, the Company may introduce the Consultants to its employees, management, and individuals and companies who may be potential clients or customers of the Company. The Consultants hereby agree that it will not make any contract or contact with, deal with, or otherwise engage in any commercial transaction with any of such Persons without the written permission of the Company. The Consultants further agree that it will not hire, engage or otherwise enter into a commercial transaction with any officer, director, employee or consultant of the Company during the Term of this Agreement and for a period of two(2) years after the Termination of this Agreement without the prior written consent of the Company. The Consultant covenants and agrees that during the Term of this Agreement and a period of two (2) years thereafter, the Consultant shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, officer, director, agent, supplier, distributor or otherwise) any business which is competitive with the business of the Company or any of its subsidiaries or affiliates, or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates to discontinue or reduce the extent of such relationship. The Consultants agree to keep confidential all written information relating to the Company's pricing, products, planning, marketing strategies, ideas, know-how, customers, suppliers, sales estimates, business plans, client lists, profit margins, media lists, databases, formulas and any other information and to not disclose any of same to any party.

6.        Termination. This Agreement may be terminated prior to the end of the Engagement Period by either party on sixty (60 days written notice to the other party. In the event that this Agreement is terminated, all obligations of the parties, except for the payment provisions of Sections 3.1 and 3.2, which shall continue for the entire Engagement Period of this Agreement, shall thereupon immediately terminate.

7.        General Provisions.

7.1         Notices. All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, to the address as included in the Company's records or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Any party hereto may change its or his address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the manner aforesaid to the other party hereto.

7.2         Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Consultants may not assign any of their rights or duties hereunder except upon the prior written consent of the CEO of the Company.

7.3        Applicable Law. IRRESPECTIVE OF THE PLACE OF EXECUTION OR PERFORMANCE, THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL BE INTERPRETED, GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH AND UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS ENTERED INTO AND WHOLLY PERFORMED THEREIN WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PROVISIONS. THE PARTIES CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO AND THE UNITED STATES DISTRICT COURT FOR THE STATE OF COLORADO FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING INVOLVING A CLAIM, DISPUTE OR CONTROVERSY WITH RESPECT TO THIS AGREEMENT NOT OTHERWISE SUBJECT TO BINDING ARBITRATION AS SET FORTH UNDER SECTION 7.11 OF THIS AGREEMENT.

7.4        Captions. The captions appearing at the commencement of thesections hereof are descriptive only and for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

7.5        Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid. illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

7.6        Entire Agreement. This Agreement contains the entire Agreement of the parties, and supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or Agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which is not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding.

7.7        Amendments. This Agreement may be modified or amended only by an Agreement in writing signed by the Company and Consultants.

7.8        Waiver. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.9        Authority. Each party hereto represents and warrants that it or he has the power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder.

7.10       Compliance with Laws and Policies. Consultants agree that they will at all times comply strictly with all applicable laws and all current and future policies of the Company.

7.11       Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than matters pertaining to injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, shall, upon the written demand of either party served upon the other party, be submitted to arbitration. Such arbitration shall be held in the City of Denver, State of Colorado, and conducted in accordance with the Rules of the American Arbitration Association.

7.12       Purchases of goods from the Company by the Consultants. During the Engagement Period, Consultants shall be entitled to purchase any Products sold by the Company at the Company's cost, provided such purchases are for the private use of the Consultant.

7.13       Training. Consultant, Lindsay Schmitt and or Cody Schmitt agree to work for the Company and help train an employee in the operation of the business for a minimum of 30 days.. The Employment is to be on a part time basis at a cost of $14 per hour. The employment may be terminated by either party.

IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of the day and year first above written:

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name:	Darren Lampert
Title:	CEO

CONSULTANT

By:	/s/ CODY SCHMITT
Name	CODY SCHMITT

CONSULTANT

By:	/s/ Lindsay Schmitt
Name:	Lindsay Schmitt